Exhibit 23.4

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of our name and to its report dated February 9, 2010, relating to proved oil and natural gas reserves and future net revenues of Vanguard Natural Resources, LLC for the year ended December 31, 2009, in this Annual Report of Vanguard Natural Resources, LLC on Form 10-K for the year ended December 31, 2009.  We hereby consent to the incorporation by reference of said report in the Registration Statements on Form S-3 (No. 333-159911) and Form S-8 (No. 333-152448).

/s/ DeGolyer and MacNaughton

Dallas, Texas
March 5, 2010